EXHIBIT 10.13

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (hereinafter called “Agreement”), dated as of June 27, 2003, by and among EXTENSIS, INC., an Oregon corporation (“Buyer”), DIAMONDSOFT, INC., a California corporation (“Company”), BRIAN BERSON (“Berson”), and Bitstream, Inc., a Delaware corporation (“Bitstream”), (Berson and Bitstream, each, a “Seller”, and, collectively, “Sellers”):

RECITALS

A. Sellers are the owners of 81% of the issued and outstanding shares of capital stock of the Company (the “Shares”).

B. Buyer wishes to purchase the Shares from Sellers, and Sellers wish to sell the Shares to Buyer, in accordance with the terms and conditions of this Agreement.

C. The Company’s Board of Directors and Buyer’s Board of Directors have determined that the Transaction is in the Company’s best interest, and Buyer’s best interest, respectively.

D. Buyer, Sellers and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Transaction.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1.

Definitions and Principles of Interpretation

1.1	Defined Terms

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate”: As to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Affiliated Group”: An “affiliated group” as defined in Section 1504(a)(1) of the Code.

“Authorized Representative”: As to any Person, such Person’s officers, directors, employees, counsel and accountants.

“Business Records”: All originals and copies of all operating data and records of the Company including, without limitation, financial, accounting and bookkeeping books and records, customer complaint files, product quality documentation, purchase and sale orders and invoices, sales data, sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, warranty files, written operating methods and procedures, specifications, operating records and other information related to the Tangible Personal Property, reference catalogues, insurance files, personnel records and other records, on whatever media, pertaining to the Company, or to customers or suppliers of, or any other Persons having contracts or other business relationships with, the Company.

“Buyer’s Disclosure Schedule”: The disclosure schedule dated the date of this Agreement, delivered by Buyer to Sellers and the Company and attached hereto.

“Claims Period”: The period beginning on the Closing Date and ending on the first anniversary of the Closing Date.

“Code”: The Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule”: The disclosure schedule dated the date of this Agreement, delivered by the Company to Buyer and attached hereto.

“Confidentiality Agreement”: The Confidentiality Agreement by and between Buyer and the Company dated April 16, 2003.

“Consent”: Any consent, permission, approval or authorization of or by any Person.

“Contract”: Any written or oral contract, purchase or sale order, real or personal property lease or sale agreement, Lien, promissory note, loan agreement, guaranty or other agreement in which the Company is a party or by which the Company is bound (other than the Employee Contracts) including, without limitation, all distributor, sales representative and dealer agreements, joint venture and teaming agreements, purchase and supply contracts, maintenance contracts, license and royalty agreements, government contracts, partnering agreements, indebtedness instruments, letters of credit, performance bonds, currency contracts, agreements with respect to guaranties, suretyships, covenants not to compete or solicit, confidentiality agreements and indemnification agreements, by or for the benefit of the Company, or by which the Company is bound, purchase and all other contracts and agreements whatsoever, and all amendments relating to any of the foregoing.

“Corporate Records”: The Company’s articles of incorporation (including all amendments thereto), bylaws (including all amendments thereto), minutes, unanimous written consents, resolutions, stock records, stock transfer ledger, canceled certificates and other documents customarily contained in corporate minute books.

“Employee Contract”: Any written or oral contract, agreement, arrangement, policy, program, plan or practice (exclusive of any such contract which is terminable within thirty (30) days without liability to the Company), directly or indirectly providing for or relating to any employment, consulting, remuneration, compensation or benefit, severance or other similar arrangement, insurance coverage (including any self-insured arrangements), medical-surgical-

hospital or other health benefits, workers’ compensation, disability benefits, supplemental employment benefits, vacation benefits and other forms of paid or unpaid leave, retirement benefits, tuition reimbursement, deferred compensation, savings or bonus plans, profit-sharing, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement compensation or benefit, employment guarantee or security, or limitation on right to discipline or discharge, or relating to confidentiality, nonsolicitation, ownership of inventions, noncompetition or the like, which (i) is not an Employee Plan, (ii) has been entered into or maintained, as the case may be, by the Company and (iii) covers any one or more Employee.

“Environmental Laws”: All present and future federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), Permits, and other requirements of Governmental Authorities relating to the protection of human health or the environment or to any Hazardous Materials. Such laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act; Resource Conservation and Recovery Act; Clean Water Act; Clean Air Act; Hazardous Materials Transportation Act; Toxic Substances Control Act; Occupational Safety and Health Act; and their state and local counterparts.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.

“ERISA Affiliates”: Any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with the Company under Section 414(b) or (c) of the Code and the Treasury Regulations thereunder.

“Escrow Amount”: $300,000.

“GAAP”: United States generally accepted accounting principles recommended from time to time by the Financial Accounting Standards Board.

“Governmental Authority”: Any United States federal, state or municipal entity, any foreign government, and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

“Hazardous Materials”: Materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. “Hazardous Materials” shall include, but is not limited to, any and all hazardous or toxic substances, materials or wastes as defined or listed under any of the Environmental Laws. “Hazardous Materials” shall specifically include, but not be limited to, petroleum or petroleum products, including crude oil and any fraction thereof.

“Intangible Property”: All intellectual property rights, including, but not limited to, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, tradenames, copyrights, licenses and customer lists, proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by the Company pertaining to any product, software or service manufactured, marketed, licensed, sold or distributed by the Company in the conduct of its business as currently conducted or used, employed or exploited, or available for use, in the development, licensing, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures; provided however, that Intangible Property does not include third party off-the-shelf software that is generally commercially available.

“Knowledge”: As to any Person, that which such Person actually knows or should know after making due inquiries regarding the relevant matter of relevant employees and advisors of such Person reasonably believed to have knowledge of such matters.

“Lien”: Any mortgage, pledge, lien, charge, encumbrance, security interest or claim of any kind.

“Loss”: Any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorney and other professional fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any Proceeding).

“Order”: Any judgment, writ, injunction, order, directive, ruling or decree of any arbitrator or any court or other Governmental Authority.

“Permit”: Any permit, license, franchise, Consent, variance, exemption, or approval issued or granted by, or authorization of, expiration or termination of any waiting period requirement by, or filing, registration, qualification, declaration or designation with, any Governmental Authority.

“Person”: Any individual or corporation, company, general partnership, limited partnership, limited liability company, limited liability partnership, trust, incorporated or unincorporated association, joint venture, Governmental Authority or other entity of any kind.

“Proceeding”: Any claim, suit, action, arbitration, investigation or proceeding.

“Real Property”: All real property now or in the past owned, leased or occupied by the Company or any other Person to which the Company is or is deemed to be a successor in interest, whether directly or indirectly (including, without limitation, by merger, under applicable Environmental Laws or otherwise), or in which the Company or any such other Person has now or in the past had any interest, together with (i) all buildings and improvements located thereon and (ii) all rights, privileges, interests, easements, hereditaments and appurtenances relating thereto.

“Release”: Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping or disposing into the environment.

“Relevant Insider”: Any holder of more than ten percent (10%) of the outstanding shares of, and any officer, director, manager or purchasing agent of, the Company.

“Securities Act”: The Securities Act of 1933, as amended.

“Subsidiary”: As to any Person, any other Person of which at least the majority of the equity or voting interests are owned, directly or indirectly, by such first Person.

“Tangible Personal Property”: All tangible personal property (other than inventory) used to conduct the business of the Company including, without limitation, computer hardware, furniture and fixtures, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

“Tax” or “Taxes”: Means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Affiliate”: With respect to any Person, any other Person that is a member of the same Affiliated Group as such Person.

“Tax Period” or “Taxable Period”: Any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return”: Means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction”: The execution, delivery and performance of this Agreement and the other agreements contemplated hereby, including the sale and purchase of the Shares and the other actions required in connection therewith.

“Working Capital”: The Company’s current assets less current liabilities, but specifically excluding nonrefundable prepaid sales as set forth on the Company’s balance sheet prepared as of the Closing Date.

1.2	Other Defined Terms

Term	Section
Benefit Arrangement	5.10.1
Buyer	Introductory Paragraph
Buyer’s Bring-Down Certificate	9.2.3
Closing	3.1
Closing Balance Sheet	2.3
Closing Date	3.1
COBRA	5.10.9
Company	Introductory Paragraph
Company’s Bring-Down Certificate	9.1.3
Confidential Information	11.1.1

Current Real Property	5.12.1
Effective Time	3.1
Employee Plan	5.10.1
Employees	5.10.1
Financial Statements	5.5.1
Insurance	5.24.1
Material Adverse Effect	5.1
Material Permits	5.9.1
Purchase Price	2.2
Registered Intangible Property	5.14.1
Related Person	5.21
Sellers	Introductory Paragraph
Shares	Recitals

1.3	Certain Rules of Interpretation

1.3.1 The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole and (b) references herein to “Articles” or “Sections” refer to articles or sections of this Agreement.

1.3.2 The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits.

1.3.3 Time is of the essence in the performance of the parties’ respective obligations under this Agreement.

1.3.4 Unless otherwise specified, all references to money amounts are to U.S. currency.

1.4	Exhibits and Schedules

The exhibits and schedules to this Agreement, as listed below, are incorporated by this reference into this Agreement:

Company Disclosure Schedule

Schedule 2.1(i)—Shares to be Transferred

Schedule 2.1(ii) –List of Option Holders

Exhibit A—Employment Agreement with Brian Berson

1.5	Accounting Principles

All references, if any, to generally accepted accounting principles means to GAAP and all accounting terms, if any, not otherwise defined in this Agreement have the meanings assigned to them in accordance with GAAP.

ARTICLE 2.

Sale and Purchase of Shares; Purchase Price Adjustment;

Payment of the Purchase Price

2.1	Sale and Purchase

Subject to the terms and conditions of this Agreement, on the Closing Date, each Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from each such Seller, all right, title and interest of such Seller, legal and equitable, beneficially and of record, in and to the number of Shares set forth opposite such Seller’s name on Schedule 2.1(i) hereto under the caption “Number of Shares Owned.” The originally issued certificates evidencing the Shares shall be delivered at the Closing to Buyer, free and clear of all Liens, accompanied by duly executed stock powers (endorsed in blank), and any necessary stock transfer tax stamps affixed thereto. Set forth on Schedule 2.1(ii) is a list of all persons who hold options to acquire shares of Seller’s capital stock (the “Option Holders”). Prior to Closing, each of the Option Holders may exercise their stock options. Upon exercise of his options, each exercising Option Holder would become a shareholder of the Company, and, as a result, would be treated as a Seller for purposes of this Agreement.

2.2	Purchase Price

The term the “Purchase Price” means the aggregate amount of $4,600,000. The Purchase Price shall be subject to adjustment, as described in Section 2.3 below.

2.3	Adjustment of Purchase Price

The Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to the amount the Company’s Working Capital exceeds $1,100,000 on the Company’s unaudited, Closing Date balance sheet prepared in accordance with GAAP (excluding footnotes) (the “Closing Balance Sheet”), and shall be decreased on a dollar-for-dollar basis by an amount equal to the amount that the Company’s Working Capital on the Closing Balance Sheet is less than $1,100,000.

2.4	Payments by Buyer

On the Closing Date, Buyer shall pay to Sellers an aggregate amount equal to the Purchase Price, as adjusted pursuant to Section 2.3, less the Escrow Amount (the “Closing Date Payment”), by bank or cashier’s check or by wire transfer of immediately available funds, if so designated by a Seller. That portion of the Closing Date Payment payable to each Seller shall be agreed upon by Buyer and the Company as of the Closing and as of the Closing shall be set forth opposite such Seller’s name on Schedule 2.1(i) hereto, under the caption “Portion of Closing Date Payment”. The Escrow Amount shall be placed in an interest-bearing account at Silicon Valley Bank. The Escrow Amount shall be held in such account, subject to Article 13 hereof, until the expiration of the Claims Period. Promptly upon the expiration of the Claims Period, Buyer shall pay to Sellers an aggregate amount equal to that portion of the Escrow Amount that has not been used to satisfy Buyer’s indemnification claims, or that is not then subject to an indemnification claim of Buyer made prior to the expiration of the Claims Period (the

“Remaining Escrow Amount”). Each Seller shall receive such Seller’s pro-rata portion of the Remaining Escrow Amount.

ARTICLE 3.

Closing

3.1	Closing of Sale and Purchase

Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Shares pursuant to Article 2 hereof (the “Closing”) shall take place at the offices of Ater Wynne LLP in Portland, Oregon, at                  a.m. on June 30, 2003, or such earlier or later date as the parties may mutually agree upon in writing (the “Closing Date”). Closing shall be effective as of 12:01 a.m., July 1, 2003 (the “Effective Time”).

3.2	Deliveries by Sellers and the Company

At Closing, Sellers and the Company shall, as applicable, deliver to Buyer the following:

3.2.1 The certificates representing the Shares, duly endorsed in blank or with duly executed stock powers attached;

3.2.2 Each of Seller’s Bring-Down Certificate;

3.2.3 The Company’s Bring-Down Certificate;

3.2.4 An officer’s certificate certifying (i) the resolutions duly adopted by the Board of Directors of the Company authorizing the Transaction and (ii) that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h) so that Buyer is exempt from withholding any portion of the Purchase Price thereunder;

3.2.5 The written resignations of all of the current officers and members of the Board of Directors of the Company, in each instance effective as of the Effective Time;

3.2.6 Good standing certificates as of a date not more than three (3) business days prior to the Closing Date issued by the Secretary of State (or other appropriate Governmental Authority) of the state of incorporation of the Company, and of each state in which the Company is qualified to do business;

3.2.7 The original Corporate Records of the Company; and

3.2.8 Such other agreements and documents, the delivery of which is specified in Article 9 as a condition to Buyer’s closing obligations, and such other certificates and instruments as Buyer may reasonably request.

3.2.9 The Employment Agreement executed by Berson.

3.3	Deliveries by Buyer

At the Closing, Buyer shall deliver the following:

3.3.1 To each Seller, such Seller’s portion of the Closing Date Payment as set forth opposite such Seller’s name on Schedule 2.1(i) and evidence that the Escrow Amount has been deposited at Silicon Valley Bank;

3.3.2 To each Seller, Buyer’s Bring-Down Certificate;

3.3.3 To each Seller, a certified copy of the resolutions duly adopted by the Board of Directors of Buyer authorizing the Transaction; and

3.3.4 To each Seller, such agreements and documents, the delivery of which is specified in Article 9 as a condition to Seller’s and the Company’s closing obligations, and such other certificates and instruments as Seller may reasonably request.

3.3.5 The Employment Agreement executed by Buyer.

ARTICLE 4.

Representations and Warranties of Sellers

Each Seller hereby represents and warrants to Buyer, severally and not jointly, that:

4.1	Authority Relative to this Agreement

4.1.1 This Agreement constitutes a valid and binding obligation of such Seller, enforceable against him in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding therefor may be brought.

4.1.2 Seller is not subject to or obligated under any indenture, loan document provision or any other contract, Permit, Order, lease, instrument, statute, law, ordinance, rule or regulation applicable to him or his properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), as a result of any aspect of the Transaction.

4.1.3 No Permit or Consent is necessary for the consummation by Seller of the Transaction.

4.2	No Broker, Etc.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller.

4.3	Title to Shares

Seller is, and on the Closing Date will be, the lawful owner, beneficially and of record, of the Shares. Seller has, and on the Closing Date Seller will have, good, valid and marketable title to the Shares, free and clear of all Liens, with full right and lawful authority to sell and transfer the Shares.

4.4	Transfer of Title

Upon payment for the Shares as provided in Section 2.4 and upon endorsement and delivery of certificates evidencing the shares to Buyer, Buyer will acquire good, valid and marketable title thereto, free and clear of all Liens.

4.5	Other Negotiations

Except for the Transaction, there is no existing commitment or offer by Seller to sell or exchange all or any of the Shares or to merge or consolidate the Company and/or its Subsidiaries with or into any other Person, and there are no pending negotiations for any such sale, exchange, merger or consolidation.

4.6	No Untrue Statement or Omission

No representation or warranty made by Seller contained in this Article 4 of this Agreement and no statement by Seller and/or an Authorized Representative of Seller contained in any certificate, list, exhibit or other instrument specified in this Agreement, contains (or will contain when made) any untrue statement of a material fact or omits (or will omit when made) to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were (or will be made), not misleading.

ARTICLE 5.

Representations and Warranties of the Company

The Company does hereby represent and warrant to Buyer that, except as set forth in the Company Disclosure Schedule:

5.1	Organization and Qualification

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power to carry on its business as it is now being conducted. The Company is qualified to conduct business and is in good standing in the states, countries and territories listed in Section 5.1 of the Company Disclosure Schedule. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have an effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of the Company, taken as a whole in an amount in excess of $150,000 (a “Material Adverse Effect”).

5.2	Capitalization

The authorized capital stock of the Company consists of 1,500,000 shares of common stock, no par value, of which only the Shares are outstanding as of the date hereof, and 500,000 shares of preferred stock, no par value, 500,000 of which have been designated as Series A Preferred Stock and 415,172 of which are outstanding as of the date hereof. The Shares were duly authorized, validly issued, fully paid and nonassessable. No shares of the Company’s capital stock are held in the Company’s treasury. As of the date hereof, there are no bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which the Company’s shareholders may vote issued or outstanding. There are no subscriptions, options, warrants, calls or other rights, agreements or commitments outstanding which obligate the Company to issue, deliver, sell or otherwise cause to become outstanding any of its capital stock or debt securities, or which obligate the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

5.3	Subsidiaries

The Company has no Subsidiaries, and has no equity investment or other interest in and has not made advances to, any Person.

5.4	Authority Relative to this Agreement

5.4.1 The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder.

5.4.2 The Transaction has been duly and validly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the Transaction.

5.4.3 This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding may be brought.

5.4.4 Neither the execution, delivery or performance of this Agreement, or any other agreement relating hereto, or any other aspect of the Transaction, will: (a) conflict with, or violate any provision of, or constitute or result in a breach or default (with or without notice, lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit, under (i) any charter or bylaw of the Company, or (ii) any indenture, loan document provision or other Contract, Permit, Order, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, other than immaterial Contracts; or (c) result in or require the imposition of any Lien with respect to, or upon, the Company or its properties or assets.

5.4.5 No Permit or Consent is necessary for the consummation by the Company of the Transaction.

5.5	Financial Statements; Absence of Undisclosed Liabilities

5.5.1 The Company has previously furnished Buyer with true and complete copies of it unaudited balance sheet as of May 31, 2003 and income statement for the one and five-month periods ended May 31, 2003. All such balance sheets and statements are collectively referred to in this Agreement as the “Financial Statements.”

5.5.2 The Financial Statements are in accordance with the books and records of the Company and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated, in each case in conformity with GAAP consistently applied, except as otherwise indicated in such Financial Statements, and in the case of unaudited Financial Statements, subject to normal year-end adjustments, the absence of footnotes and other disclosures associated with an audited report. The Financial Statements provide fully for all material fixed and non-contingent liabilities of the Company and disclose or provide fully for all material contingent liabilities of a type required to be disclosed or provided for in financial statements in accordance with GAAP. All prepaid expenses, if any, included as assets of the Company represent payments theretofore made by the Company, the benefit and advantage of which may be obtained or enjoyed by the Company after the Closing Date.

5.5.3 The Company did not have any liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others), or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business, except the liabilities (i) stated or specifically adequately reserved against on the Financial Statements, (ii) reflected in Section 5.5 of the Company Disclosure Schedule, or (iii) immaterial liabilities incurred in the ordinary course of business of the Company which are not required to be reflected in the Financial Statements or the notes thereto under GAAP.

5.6	Absence of Certain Changes or Events

Since December 31, 2002 there has not been:

5.6.1 any material adverse change in the business, financial condition, liabilities (net of any corresponding increase in assets), results of operations or, to the Company’s Knowledge, prospects of the Company, other than changes in laws or regulations of general applicability;

5.6.2 any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the financial condition, properties or businesses of the Company;

5.6.3 any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of the Company;

5.6.4 any increase in the compensation of or granting of bonuses payable or to become payable by the Company to any officer or Employee other than annual increases or bonuses consistent with the past practices of the Company or pursuant to the terms and provisions of any Employee Contracts and not exceeding, for any such officer or Employee, ten percent (10%) of such officer’s or Employee’s compensation for fiscal year 2002;

5.6.5 any accrual or arrangement for or payment by the Company of severance bonuses or special compensation of any kind to any director, officer or Employee;

5.6.6 any capital expenditures by the Company, or commitments therefor, aggregating more than $25,000;

5.6.7 any sale or other transfer by the Company of any material tangible or intangible asset, any granting of a Lien relating to any such material asset, any lease of real property or equipment, or any cancellation of any debt or claim, except in the ordinary course of business;

5.6.8 any incurrence by the Company of any obligation or liability (absolute or contingent), except current obligations and liabilities incurred in the ordinary course of business in amounts and on terms consistent with past practices;

5.6.9 any material change in accounting methods or principles or any revaluation of any of the assets of the Company (including, without limitation, any change in depreciation or amortization policies or rates);

5.6.10 any amendment or termination of any Contract or Permit to which the Company is a party, except in the ordinary course of business;

5.6.11 any loan by the Company to any Person or guaranty by the Company of any loan;

5.6.12 any waiver or release of any material right or claim of the Company;

5.6.13 any commencement or written notice or, to the Company’s Knowledge, threat of commencement of any Proceeding against or investigation of the Company; or

5.6.14 any labor trouble or claim of wrongful discharge or other unlawful labor practice or action involving the Company.

5.6.15 to the Company’s Knowledge, any other event or condition of any character that has or might reasonably have a Material Adverse Effect;

5.7	Litigation

There is no Proceeding pending or, to the Company’s Knowledge, threatened against the Company which, either alone or in the aggregate, could reasonably be expected to have a

Material Adverse Effect, nor is there any Order outstanding against the Company having, or which in the future could reasonably be expected to have, either alone or in the aggregate, any Material Adverse Effect.

5.8	Taxes

5.8.1 The Company has duly filed all Tax Returns with the proper Governmental Authority, and all such Tax Returns were correct and complete in all material respects.

5.8.2 All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No deficiencies have been or, to the Company’s Knowledge, will be assessed with respect to Taxes required to be paid by the Company for any Tax Period (or portion thereof) ending on or prior to the Closing Date, and no notice of deficiency or assessment has been received.

5.8.3 All Taxes which the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Governmental Authority.

5.8.4 None of the Company’s Tax Returns have been examined by any Governmental Authority; the Company has no Knowledge of any pending audits of such Tax Returns; there are no claims which have been or, to the Company’s Knowledge, may be asserted relating to such Tax Returns; and no notice of audit or examination with respect to such Tax Returns has been received.

5.8.5 The unpaid Taxes the Company (A) did not, as of the date of the Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

5.8.6 The Company is not a party to any Tax sharing agreement or similar arrangement with any other party.

5.8.7 There are no federal, state, local or foreign Liens for Taxes upon any of the properties or assets of the Company, and there are no unpaid Taxes which are or could become a Lien on the properties or assets of the Company, except for current Taxes not yet due and payable.

5.8.8 There have been no waivers or extensions of any statute of limitations by the Company with respect to any Governmental Authority responsible for assessing or collecting Taxes.

5.8.9 Correct and complete copies of all of the Company’s Tax Returns which have been requested by Buyer or any Authorized Representative, have been provided to Buyer.

5.8.10 The Company has not agreed or been required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except for adjustments under Section 481(a) which have been fully recognized on or before the Closing Date.

5.8.11 The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.

5.8.12 The Company has not been a member of an Affiliated Group filing a consolidated federal income Tax Return.

5.8.13 The Company has not been the “distributing corporation” within the meaning of Section 355(c)(2) of the Code with respect to a transaction described in Section 355 of the Code.

5.8.14 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

5.8.15 The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

5.8.16 The Company is not, and has never been an “S corporation” within the meaning of Section 1361 of the Code.

5.8.17 None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. None of the assets of the Company is property which the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

5.9	Compliance with Permits, Applicable Laws and Agreements

5.9.1 The Company holds all Permits, the failure of which to hold would have a Material Adverse Effect (the “Material Permits”). The Company Disclosure Schedule sets forth a true and complete list of all Material Permits. The Company is in compliance with the terms of the Material Permits, except for such failures to comply which, individually or in the aggregate, would not have a Material Adverse Effect.

5.9.2 To the Company’s Knowledge, the business of the Company is being conducted in compliance with all laws, ordinances and regulations of all Governmental Authorities (including, but not limited to, laws pertaining to employment and employment practices, terms and conditions of employment, wages and hours, safety, health, fire prevention and other matters), except for possible violations which individually or in the aggregate do not and would not have a Material Adverse Effect.

5.9.3 The Company is not in default (and not in a circumstance which, with notice or lapse of time, or both, would constitute a default) under any agreement or instrument to which it is a party, whether or not such default has been waived, except for any such default which, alone or in the aggregate with other such defaults, would not have a Material Adverse Effect.

5.9.4 The provisions of this Section 5.9 shall not be construed or applied to narrow or otherwise restrict the scope of any other representations and warranties in this Article 5.

5.10	Employee Plans and Benefit Arrangements

5.10.1 The Company Disclosure Schedule sets forth a true and complete list of all the following: (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (each, an “Employee Plan”), and (ii) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred compensation, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any current or former officers, directors, employees, agents, or independent contractors of the Company (“Employees”) or any beneficiaries or dependents of any Employee, whether or not insured or funded, (A) pursuant to which the Company has any material liability or (B) constituting an employment or severance agreement or arrangement with any officer or director of the Company (each, a “Benefit Arrangement”). The Company has provided to Buyer with respect to each Employee Plan and Benefit Arrangement: (i) a true and complete copy of all written documents, including amendments, comprising such Employee Plan or Benefit Arrangement or, if there is no such written document, an accurate and complete description of such Employee Plan or Benefit Arrangement; (ii) all Form 5500s or Form 5500-Cs (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any; and (vi) filings with the Department of Labor, including, but not necessarily limited to, “top hat” filings pursuant to Department of Labor Regulation Section 2520.104-23, if any. Any such Employee Plans and Benefit Arrangements not so provided are not in the aggregate material to the Company.

5.10.2 (i) To the Company’s Knowledge, the Company has established and maintained in all material respects each Employee Plan and Benefit Arrangement in accordance with its terms and in material compliance with all applicable laws, including, but not limited to, ERISA and the Code; and (ii) to the Company’s Knowledge, any third party trustee has complied in all material respects in the maintenance of each Employee Plan and Benefit Arrangement with all applicable laws and requirements. Neither the Company nor any of its Employees, nor, to the best Knowledge of the Company, any other disqualified Person or party-in-interest with respect to any Employee Plan, has engaged directly or indirectly in any “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to which the Company could have or has any material liability.

5.10.3 There are no pending or, to the Company’s Knowledge, threatened Proceedings by any Employees or plan participants or the beneficiaries, spouses or representatives of any of them, against any Employee Plan or Benefit Arrangement, the assets held thereunder, the trustee of any such assets, or the Company relating to any of the Employee Plans, other than ordinary and usual claims for benefits by participants or beneficiaries. Furthermore, there are no pending, or to the Company’s Knowledge, threatened Proceedings by any Governmental Authority of or against any Employee Plan or Benefit Arrangement, the trustee of any assets held thereunder, or the Company relating to any of the Employee Plans or Benefit Arrangements.

5.10.4 No Employee Plan has been the subject of an IRS or Department of Labor audit. There are no pending Proceedings or, to the Company’s Knowledge, threatened Proceedings in which the “qualified” status of any Employee Plan is at issue and in which revocation of the determination letter has been threatened. Each such Employee Plan has not been amended or operated, since the receipt of the most recent determination letter, in a manner that would materially adversely affect the “qualified” status of the Employee Plan. No distributions have been made from any of the Employee Plans that would violate in any material respect the restrictions under Treas. Reg. Section 1.401(a)(4)-5(b), and none will have been made by the Closing Date. To the Knowledge of the Company, there has been no termination, partial or otherwise, as defined in Section 411(d) of the Code and the regulations thereunder, of any Employee Plan.

5.10.5 The Company has made all required contributions under each Employee Plan on a timely basis or, if not yet due, adequate accruals therefore have been provided for in the Financial Statements.

5.10.6 The Transaction (either alone or together with any additional or subsequent events) does not constitute an event under any Employee Plan, Benefit Arrangement or individual Employee Contract, that may result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan or Benefit Agreement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employee.

5.10.7 The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the code or any similar provision of foreign, state or local law.

5.10.8 No Employees and no beneficiaries or dependents of Employees are or may become entitled under any Employee Plan or Benefit Arrangement to post-employment welfare benefits of any kind, including, without limitation, death or medical benefits, other than coverage mandated by Section 4980B of the Code.

5.10.9 The Employee Plans that are group health plans (as defined for the purposes of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and all regulations thereunder, (such provisions of law and regulations are hereinafter referred to as “COBRA”)) have complied in all material respects at all times during the past three (3) years, and will continue to comply in all material respects through the Effective Time, with requirements of COBRA to provide health care continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage. The Company and its agents who administer any of the Employee Plans or Benefit Arrangements, have complied in all material respects at all times during the past three (3) years and will continue to comply in all material respects through the Effective Time, with the notification and written notice requirements of COBRA. There are no pending or, to the Company’s Knowledge, threatened Proceedings by any current Employee, former Employee, participants or by the beneficiary, dependent or representative of any such person, involving the failure of any Employee Plan or Benefit Arrangement or of any other group health plan ever maintained by the Company to comply with the health care continuation coverage requirements of COBRA.

5.10.10 There are no agreements with, or pending petitions for recognition of, a labor union or an association as the exclusive bargaining agent for any of the Employees of the Company; no such petitions have been pending at any time within two years of the date of this Agreement, and, to the Company’s Knowledge, there has not been any organizing effort by any union or other group seeking to represent any Employees of the Company as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending or, to the Company’s Knowledge, threatened against the Company.

5.11	Employee Contracts and Non-Disclosure Agreements

The Company has provided Buyer with copies of all Employee Contracts for the current Employees. All of the Employees without Employment Contracts are “at-will” employees.

5.12	Real Property

5.12.1 The Company Disclosure Schedule contains a true, complete and correct list of the Real Property. As applicable (i) the Company has title to the Real Property currently owned by it, (ii) the Company enjoys peaceful and undisturbed possession of the Real Property currently leased by it, (iii) the interests of the Company in the Real Property currently owned, leased or occupied by the Company (“Current Real Property”) are not subject to any commitment for sale or use by any Person other than the Company, (iv) the interests of the Company in the Current Real Property are not subject to any Lien which in any material respect interferes with or impairs the value, transferability or present and continued use thereof in the usual and normal conduct of the Company’s business, (v) no labor has been performed or material furnished on behalf of or at the request of the Company for the Real Property for which a mechanic’s or materialman’s Lien or Liens, or any other Lien, has been or could be claimed by any Person on the Company’s interest in the Current Real Property, (vi) to the Knowledge of the Company, the Company’s use of the Current Real Property is in compliance in all material respects with all applicable zoning laws, and (vii) the Company has not received any written notice from any Governmental Authority that the Current Real Property, or any current use thereof, is not in compliance in all material respects with all applicable building code and other laws (other than zoning laws).

5.12.2 There are no condemnation or eminent domain Proceedings pending or, to the Knowledge of the Company, contemplated or threatened, against the Current Real Property or any part thereof, and the Company has no Knowledge of any desire of any Governmental Authority to take or use the Current Real Property or any part thereof. There are no existing or, to the Company’s Knowledge, contemplated or threatened, general or special assessments affecting the Company’s interests in the Current Real Property or any portion thereof. The Company has not received notice of any pending or threatened Proceeding before any Governmental Authority which relates to the ownership, maintenance, use or operation of the Company’s interest in the Real Property, nor does the Company have Knowledge of any fact which might give rise to any such Proceeding.

5.12.3 To the Company’s Knowledge, the buildings and improvements on the Current Real Property (including, without limitation, the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a reasonable state of repair, have been reasonably well maintained and are reasonably free from infestation by termites, other wood destroying insects, vermin and other pests. There are no repairs or replacements exceeding $5,000 in the aggregate for all Current Real Property or $2,500 for any single repair or replacement which are currently planned or which, to the Knowledge of the Company, should be made in order to maintain said buildings and improvements in a reasonable state of repair.

5.12.4 Each parcel of the Current Real Property has direct and unobstructed access to adequate electric, gas, water, sewer and telephone lines, all of which are adequate for the uses to which such property is currently devoted by the Company.

5.13	Tangible Personal Property

5.13.1 The Company Disclosure Schedule lists each item of Tangible Personal Property owned by the Company having an original book value in excess of $5,000, and the Company Disclosure Schedule lists each item of Tangible Personal Property leased by the Company (other than individual leases of office equipment having an annual rental of less than $5,000).

5.13.2 The Tangible Personal Property constitutes substantially all tangible personal property used by the Company to conduct the business of the Company. All of the Tangible Personal Property is located at the Real Property and there is no Tangible Personal Property located at any of the Real Property which is not owned or leased by the Company.

5.13.3 To the Company’s’ Knowledge, the Tangible Personal Property is, in all material respects, in reasonable working order and adequate for its intended use, ordinary wear and tear excepted. There are no repairs or replacements exceeding $10,000 in the aggregate for all Tangible Personal Property or $10,000 for any single item of Tangible Personal Property which are currently planned by the Company or which, to the Company’s Knowledge, should be made in order to maintain the Tangible Personal Property in reasonable working order.

5.14	Intangible Property

5.14.1 The Company Disclosure Schedule contains a true, correct and complete list of: (i) United States federal, state and foreign grants, registrations and applications existing or outstanding with respect to the Intangible Property owned by the Company, including, without limitation, all applicable grants, registration, application or serial numbers and other filing or recording information and all expiration dates pertaining thereto (the “Registered Intangible Property”); (ii) all license agreements relating to Intangible Property to which the Company is a party; and (iii) all other trademarks, tradenames and service marks which constitute Intangible Property.

5.14.2 (i) The Registered Intangible Property is owned exclusively by the Company and, to the Company’s Knowledge, is used exclusively by the Company, (ii) the Registered Intangible Property is free and clear of all Liens, (iii) there is no pending or, to the Company’s Knowledge, threatened Proceeding by or before any Governmental Authority alleging any infringement or other violation of any right of any third Person in or to the Intangible Property, (iv) there is not now, and there has not been during the past five years, any asserted claim of infringement or other violation of any other intellectual property right of any third Person resulting from the conduct of the Company, and the Company has no Knowledge that any such infringement or violation exists or will be alleged, (v) the Company has no Knowledge of any activity by any third Person which does or might constitute an infringement or other violation of the Company’s rights in or to any Intangible Property, (vi) the Company has not entered into any license, consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Intangible Property or any intellectual property right of any third Person, (vii) there are no agreements relating to and materially affecting any Intangible Property of the Company or the use or ownership thereof, including, without limitation, license agreements, confidentiality and non-disclosure agreements, assignments or agreements to assign, development agreements, settlement agreements and other related agreements; and (viii) the Company is unaware of any information which would or might materially adversely affect any of the Intangible Property or render any of the Intangible Property invalid or unenforceable.

5.14.3 The Intangible Property identified in the Company Disclosure Schedule constitutes all intangible property used by the Company to operate, or necessary for the operation of, the business of the Company as currently conducted. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Company’s rights in the Intangible Property. No shareholder or Employee of the Company owns, directly or indirectly, in whole or in part, any rights in any of the Intangible Property. The Company has the right to use its corporate name and, each tradename or assumed name under which it conducts its business. No Person has asserted to the Company or, threatened to assert to the Company, any claim or made any demand to the right to any such corporate name or any such tradename or assumed name or the right to use any such name, and no Proceeding is pending or, to the Company’s Knowledge, threatened, which challenges the right of the Company with respect thereto. To the Company’s Knowledge, no other Person is using any such names as a corporate name, tradename or assumed name.

5.15	Title to Assets

The Company has good and marketable title to all of its assets as described in the most recent balance sheet contained in the Financial Statements, free and clear of all Liens, except as otherwise set forth in the Company Disclosure Schedule.

5.16	Inventories and Receivables

5.16.1 The inventories of the Company at May 31, 2003 are shown on the balance sheet at May 31, 2003 referred to in Section 5.5. Such inventories and the inventories acquired by the Company subsequent to the date of such balance sheet consist of items of a quality and quantity usable and salable in the normal course of the Company’s business and not in excess of its reasonable requirements. The values of obsolete materials and materials below standard quality have been written down on its books of account to realizable market value, or adequate reserves have been provided therefor in accordance with GAAP. All items included in such inventories are owned by the Company, except for sales made subsequent to the date of such balance sheet in the ordinary course of business, for all of which either the purchaser has made full payment or the purchaser is obligated to make payment and such obligation is an asset of the Company in accordance with GAAP. All inventories of raw materials and finished goods are carried on the May 31, 2003 balance sheet referred to in Section 5.5 and are carried on the books at the lower of cost (first in-first out) or market. The inventories are not in excess of the Company’s reasonable requirements.

5.16.2 All receivables of the Company shown on the balance sheet at May 31, 2003 referred to in Section 5.5 and all receivables of the Company that have arisen subsequent to the date of such balance sheet arose in the ordinary course of business, and the aggregate amounts thereof are collectible at the net recorded value thereof, and are carried at values determined in accordance with GAAP consistently applied. The Company has established reserves for doubtful accounts only in accordance with GAAP and to the extent reflected in the Financial Statements. None of the receivables of the Company is subject to any stated claim of offset, recoupment, setoff or counterclaim, and the Company has no Knowledge of any facts or circumstances that would give rise to any such claim. No receivables are contingent upon the performance by the Company of any obligation or contract. No agreement for deduction or discount has been made with respect to any of such receivables.

5.16.3 No agreement or commitment has been made with or to any customer by the Company to provide price or payment concessions to such customer in any future sale or sales to such customer.

5.17	Contracts

5.17.1 The Company Disclosure Schedule contains a true and correct list of the Contracts. True and correct copies of all of the Contracts have been delivered to Buyer. Each of the Contracts is valid, binding and enforceable by the Company in accordance with its terms. Each of the Contracts was entered into in the ordinary course of business and is not subject to termination except in accordance with its terms or except as provided by applicable law.

5.17.2 Each of the Contracts is in full force and effect, all fees, rents, royalties and other payments due thereunder are current. To the Company’s Knowledge, neither the Company nor any other party is in material default under any Contract or in material breach thereof. The Company has not during the past five years sought or obtained any waiver of or under any provision of any Contract, including without limitation, any waiver from any lender or other creditor of any term, condition or default under any Contract (other than waivers obtained which have no continuing Material Adverse Effect). To the Company’s Knowledge, there exists no event or occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default by the Company or any other party under any of the Contracts. The Company has no Knowledge of any threatened default by any party thereto under any of the Contracts.

5.17.3 The Company is not a party to any Contract which: (i) was not entered into in the ordinary course of business; (ii) requires the Company to make any capital expenditure in excess of $5,000, or (iii) has a term of greater than one year (other than Contracts which are cancelable without penalty in sixty (60) days or less).

5.18	Suppliers and Customers

To the Company’s Knowledge, no supplier or customer intends to terminate its relationship with the Company, nor does the Company have Knowledge that any material problem or dispute with any supplier or customer exists. The Company has no reason to believe that the consummation of the Transaction would or might disrupt any existing relationships with any supplier or customer that would have a Material Adverse Effect on the Company.

5.19	Products; Product Warranties

5.19.1 A form of each product warranty relating to products designed, developed, produced, manufactured, distributed or sold by the Company at any time during the five-year period preceding the date of this Agreement is attached to or set forth in the Company Disclosure Schedule.

5.19.2 The Company Disclosure Schedule sets forth a true and complete list of (i) all products designed, developed, produced, manufactured, marketed, distributed or sold by the Company with respect to which claims in excess of $10,000 have been made at any time during the past five (5) years, and (ii) all Proceedings (whether completed or pending) at any time during the past five (5) years making claims with respect to any such product.

5.19.3 The Company has no Knowledge of any material defect in design, materials, manufacture or otherwise in any products designed, developed, produced, manufactured, distributed or sold by the Company during the past five (5) years.

5.19.4 Except as provided in any of the standard product warranties described in this Section 5.19, the Company has not sold any products or services which are subject to an extended warranty beyond twelve (12) months and which warranty has not yet expired.

5.20	Environmental Matters

5.20.1 To the Company’s Knowledge, the Company’s assets, properties and operations are now and at all times have been in compliance in all material respects with all applicable Environmental Laws. To the Company’s Knowledge, there has been and is no Release or threatened Release of any Hazardous Material at, on, under, in, to or from any of the Real Property which relates to the Company’s operations and activities at the Real Property or otherwise. The Company has not received any notice of alleged, actual or potential responsibility for, or any Proceeding regarding, the presence, Release or threatened Release of any Hazardous Material at any location, whether at the Real Property or otherwise, which Hazardous Materials were allegedly manufactured, used, generated, processed, treated, stored, disposed or otherwise handled at or transported from the Real Property or otherwise.

5.20.2 The Company has not received any notice of any Proceeding by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Materials at, on, under, in, to or from the Real Property or in connection with any operations or activities thereat, or at, on, under, in, to or from any other property. Neither the

Real Property nor any operations or activities thereat is or has been subject to any Proceeding, Order or Lien relating to any applicable Environmental Laws.

5.20.3 To the Company’s Knowledge, there are no underground storage tanks presently located at the Real Property and there have been no Releases of any Hazardous Materials from any underground storage tanks or related piping at the Real Property. To the Company’s Knowledge, there are no PCBs located at, on or in the Real Property. To the Company’s Knowledge, there is no asbestos or asbestos-containing material located at, on or in the Real Property.

5.21	Transactions with Certain Persons

Except as disclosed in this Agreement, (i) no Relevant Insider, nor any Person related to any Relevant Insider by blood or marriage, nor any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a shareholder, officer, director, trustee, partner or otherwise, or any Affiliate of any of the foregoing (each, a “Related Person”), is presently or at any time during the past two years has been a party to any material transaction (other than normal compensation arrangements for Employees) of the Company, including, without limitation, any contract, agreement or other arrangement (A) providing for the furnishing of material services to or by, (B) providing for the rental or sale of real or personal property to or from, or (C) otherwise requiring payments of an amount in excess of $500 annually to or from (other than for services as Employees) such Related Person and (ii) no Relevant Insider is related to any other Relevant Insider by blood or marriage. There is no outstanding amount in excess of $500 owing (including, without limitation, pursuant to any advance, note or other indebtedness instrument) from the Company to any Related Person or from any Related Person to the Company. Each of the Related Person transactions set forth in the Company Disclosure Schedule, if any, was entered into between the Company and the Related Person on an arms length basis on terms no less favorable to the Company than could be obtained from an unrelated third party.

5.22	Absence of Certain Payments

Neither the Company nor, to the Company’s Knowledge, any of its Employees or other Persons acting on behalf of the Company, or any Affiliate of any of the foregoing, (i) engaged in any activity, prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation or Order of any Governmental Authority or (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority. Neither the Company nor, to the Company’s Knowledge, any of its shareholders, Employees or other Persons acting on behalf of any of them, or any Affiliate of any of the foregoing, has accepted or received any unlawful contributions, payments, gifts or expenditures.

5.23	Records

5.23.1 No Business Records for the past five (5) years relating to the Company have been destroyed, and all such Business Records are available upon request, subject to applicable laws and/or contractual prohibitions or limitations. In addition, no Business Records relating to periods prior to such five-year period which the Company is required to maintain (including, without limitation, personnel records and information relevant to current or future tax filings) have been destroyed, and all such Business Records are available upon request, subject to applicable laws and/or contractual prohibitions or limitations.

5.23.2 Complete and correct copies of the Corporate Records of the Company have been delivered to Buyer as part of the Company Disclosure Schedule. The minutes contain a complete and accurate record of those meetings and significant actions of shareholders and directors, and of any executive committee or other committee of the shareholders or board of directors, for which minutes were prepared or for which actions were approved by unanimous written consent and for which no meetings were held. The stock records of the Company are complete and accurate and contain a complete and accurate record of all share transactions of the Company from the date of its incorporation.

5.24	Insurance

5.24.1 The Company Disclosure Schedule contains a complete and accurate list of (i) all current policies or binders of fire, product liability, automobile liability, general liability, worker’s compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles, whether coverage is “occurrence” or “claims made” and a general description of the type of coverage provided and policy exclusions) maintained by the Company and relating to the Company’s properties and assets or personnel (collectively, the “Insurance”) and (ii) all other “occurrence” basis insurance policies maintained by the Company at any time during the past five (5) years with respect to the business.

5.24.2 All of the Insurance is, and from the date of this Agreement to the Effective Time will be, sufficient for compliance in all material respects with all requirements of applicable law and of all contracts to which the Company is a party. The Company is not in default in any material respect under any of the Insurance, and the Company has not failed to give any notice or to present any claim of which the Company is aware under any of the Insurance in a due and timely fashion. To the Company’s Knowledge, there are no facts upon which any insurer might be justified in reducing coverage or increasing premiums more than is normal or customary on any of the existing Insurance. No notice of cancellation, termination, reduction in coverage or increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any of the Insurance, and all premiums with respect to any of the Insurance have been timely paid.

5.24.3 To the Company’s Knowledge, the Company has not experienced claims in excess of current Insurance coverage, and the Insurance is in full force and effect and will be kept in full force and effect through the Closing Date. To the Company’s Knowledge, there will be no retrospective insurance premiums or charges on or with respect to any of the Insurance for any period or occurrence through the Closing Date.

5.25	Bank Accounts

The Company Disclosure Schedule contains (i) a true, complete and correct list of all bank accounts and safe deposit boxes maintained by the Company and all persons entitled to draw thereon, to withdraw therefrom or with access thereto, (ii) a description of all lock box arrangements for the Company, (iii) a true, complete and correct list of all powers of attorney executed by the Company.

5.26	Directors, Officers and Employees

The Company Disclosure Schedule lists all directors, officers and Employees of the Company, showing their names, positions, current annual base compensation, current fringe benefits and, for the most recently completed fiscal year, bonuses.

5.27	No Broker, Etc.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company.

5.28	Other Negotiations

Except for the Transaction, there is no existing commitment or offer by the Company to sell all or a significant part of the assets of the Company, and there are no pending negotiations for the sale of all or a substantial part of the assets of the Company.

5.29	No Material Adverse Effect

Except as disclosed in the Company Disclosure Schedule, there does not exist any fact or circumstance which, alone or together with another fact or circumstance, could reasonably be expected to result in a Material Adverse Effect.

5.30	No Untrue Statement or Omission

No representation or warranty made by the Company contained in this Agreement and no statement by the Company and/or any Authorized Representatives of the Company contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation the Company Disclosure Schedule, contains (or will contain when made) any untrue statement of a material fact or omits (or will omit when made) to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were (or will be made), not misleading.

ARTICLE 6.

Representations and Warranties of Buyer

Buyer represents and warrants to Sellers and the Company that:

6.1	Organization and Qualification

Buyer is a corporation duly organized and validly existing under the laws of the State of Oregon and has the corporate power to carry on its business as it is now being conducted and is currently proposed to be conducted.

6.2	Authority Relative to this Agreement

6.2.1 Buyer has the corporate power to enter into this Agreement and to carry out its obligations hereunder.

6.2.2 The Transaction, including without limitation the Employment Agreement with Brian Berson, has been duly and validly authorized by all necessary corporate action on the part of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize the Transaction.

6.2.3 This Agreement and the Employment Agreement with Brian Berson constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding may be brought.

6.2.4 No Permit or Consent is necessary for the consummation by Buyer of the Transaction.

6.2.5 Neither the execution, delivery or performance of this Agreement, or any other agreement relating hereto, including without limitation the Employment Agreement with Brian Berson or any other aspect of the Transaction, will: (a) require any Consent of the shareholders of Buyer; (b) conflict with, or violate any provision of, or constitute or result in a breach or default (with or without notice, lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit, under (i) any charter or bylaw of the Company, or (ii) any indenture, loan document provision or other Contract, Permit, Order, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets; or (c) result in or require the imposition of any Lien with respect to, or upon, the Company or its properties or assets.

6.3	No Broker, Etc.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

6.4	Securities Act Representations

Buyer (i) understands that the Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (vi) is an Accredited Investor as defined in Regulation D of the Securities Act.

6.5	No Untrue Statement or Omission

No representation or warranty made by Buyer contained in this Agreement and no statement of Buyer and/or any Authorized Representative of Buyer contained in any certificate, list, exhibit or other instrument specified in this Agreement contains (or will contain when made) any untrue statement of a material fact or omits (or will omit when made) to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were (or will be made), not misleading.

ARTICLE 7.

Tax Matters

7.1	Tax Payment and Tax Return Filing Responsibilities

7.1.1 Taxes on Sale of Shares

Each Seller shall be solely responsible for, and shall timely pay, all Taxes related to the ownership of the Shares and the sale of the Shares to Buyer, including, without limitation, applicable interest and penalties.

7.1.2 Buyer’s Tax Return Filing Responsibilities

During the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer, the Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment related to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

ARTICLE 8.

Additional Agreements and Covenants

8.1	Conduct of Business of the Company

During the period from the date of this Agreement to the Closing Date, the Company will comply fully with each of the covenants set forth in this Section 8.1, and Sellers will cause the Company to so comply:

8.1.1 The Company will: (i) conduct its operations in compliance with all applicable laws and regulations and according to its ordinary course of business consistent with past practice, (ii) not enter into any material transaction other than in the ordinary course of business consistent with past practice, (iii) with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its assets and current business organizations, keep available the service of its current officers and Employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Closing Date, and (iv) consult with Buyer on a regular basis concerning the management of its assets, properties and business generally, any material new contracts, agreements, commitments or transactions proposed to be entered into or Employees proposed to be engaged in by it and any other material developments relating to its assets, properties or business.

8.1.2 Except as otherwise permitted in this Agreement, prior to the Closing Date, the Company will not, without the prior written consent of Buyer:

(i) Except for the issuance of Common Stock issuable upon the exercise by holders thereof of options outstanding as of the date of this Agreement, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (a) any additional shares of its capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock or (b) any other securities in respect of, in lieu of or in substitution for any shares of its capital stock (including the Shares) outstanding on the date hereof;

(ii) Redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares);

(iii) Split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such;

(iv) (a) Grant any increases in the compensation of any of its directors, officers or Employees, (b) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any Employee Plan or Benefit Arrangement as in effect on the date hereof to any such director, officer or Employee, whether past or present, (c) enter into any new or amend any existing employment agreement with any such director, officer or Employee, (d) enter into any new or amend any existing severance agreement with any such director, officer or Employee or (e) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, Employee Plan or Benefit Arrangement;

(v) Dispose of, or grant Liens on, any of its assets outside the ordinary course of its business consistent with past practice, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transaction);

(vi) Make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in, or assets comprising, any business enterprise or operation, or (ii) except in the ordinary course and consistent with past practice, any other assets;

(vii) Adopt any amendments to its articles of incorporation or bylaws;

(viii) Other than borrowings under existing credit facilities or other borrowings in the ordinary course, incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

(ix) Engage in the conduct of any business, the nature of which is different than the business such entity is currently engaged in;

(x) Enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Company or its Subsidiaries;

(xi) Enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months or for the expenditure of greater than $500 per year, which is not cancelable without penalty on 30 days’ or less notice, except in the ordinary course of business for the distribution of products or the production of inventory; or

(xii) Authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

8.2	Notice of Breach

Each party to this Agreement shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its Knowledge, impending or threatened occurrence, of any event which would cause any of its representations or warranties to be untrue on the Closing Date or cause a breach of any covenant contained or referenced in this Agreement and will use its reasonable efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of the Company Disclosure Schedule.

8.3	Reasonable Efforts

Each party shall, and shall use all reasonable efforts to cause their respective Subsidiaries to: (a) seek to obtain all Permits and Consents required with respect to the Transaction, and the parties will cooperate with each other with respect thereto; (b) use all reasonable efforts to promptly take, or cause to be taken, all other actions (including but not limited to the execution, delivery and filing of documents) and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article 9 and to consummate and make effective the Transaction on the terms and conditions set forth herein; and (c) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Transaction (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

8.4	Other Transactions

Prior to the Closing, neither Sellers nor the Company or any of their respective officers, employees, representatives, agents or Affiliates will, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any Person (other than Buyer) concerning any merger, consolidation, share exchange or similar transaction involving the Company, or any purchase of all or a significant portion of the assets of or stock in the Company, or any other transaction that would involve the transfer or potential transfer of control of the Company, other than the Transaction. Sellers and the Company will notify Buyer immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, Sellers or the Company.

8.5	Access to Information

Upon reasonable notice to the Company, Sellers and the Company shall during normal business hours throughout the period prior to the Closing Date or until this Agreement is terminated (a) afford to Buyer’s Authorized Representatives access to the properties, books, records and Tax Returns (including, without limitation, the work papers of independent accountants of the Company); and (b) furnish promptly to Buyer’s Authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 8.5 shall affect or be deemed to modify any of the respective representations or warranties made by any Seller or the Company.

8.6	Further Assurances

Both before and after the Closing Date, each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement (including, but not limited to, obtaining Consents from any Person from whom a Consent is not obtained on or before the Closing).

ARTICLE 9.

Conditions Precedent

9.1	Conditions to Obligation of Buyer

The obligation of Buyer to consummate the Transaction is subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or part by Buyer to the extent permitted by applicable law.

9.1.1 Representations and Warranties True

The representations and warranties of Sellers and the Company contained in Articles 4 and 5, respectively, (or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of Sellers or the Company pursuant to this Agreement) shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent they relate to the date of this Agreement or any other particular date).

9.1.2 Performance

Sellers and the Company shall have each performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by each such party prior to or at the time of Closing, including, but not limited to, execution and/or delivery of the documents specified in Section 3.2.

9.1.3 Bring-Down Certificates

(a) Each Seller shall have delivered to Buyer a certificate, dated the Closing Date, signed by such Seller, certifying as to the fulfillment of the conditions specified in Sections 9.1.1 and 9.1.2 as they relate to such Seller (each, a “Seller’s Bring-Down Certificate”), and (b) the Company shall have delivered to Buyer a certificate, dated the Closing Date, signed by the President of the Company, certifying as to the fulfillment of the conditions specified in Sections 9.1.1 and 9.1.2 as they relate to the Company (the “Company’s Bring-Down Certificate).

9.1.4 No Order or Proceeding

No Order shall be outstanding, and no Proceeding shall be pending, threatened or anticipated against Buyer or any Seller which would prohibit, invalidate or attempt to enjoin, or materially adversely affect, the Transaction.

9.1.5 Permits and Consents

All Permits and Consents, if any, described in the Company Disclosure Schedule with reference to Section 5.4.5 shall have been obtained.

9.1.6 No Material Adverse Change

There shall have been no changes since the date of this Agreement in the business, operations, prospects, condition (financial or otherwise), properties, assets or liabilities of the Company (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein by the Company), except changes contemplated by this Agreement and changes in the ordinary course of business which would not be considered to have, either individually or in the aggregate, at Material Adverse Effect; provided, further, that a Material Adverse Effect caused by any disclosure of the terms or existence of this Agreement or the Transaction by Buyer prior to the Closing shall not be treated as a Material Adverse Effect for purposes of this Section 9.1.6.

9.1.7 Due Diligence

Buyer shall have completed, to its satisfaction, its business, operational, legal, tax and accounting due diligence.

9.1.8 Employment Agreement

Buyer shall have entered into an Employment Agreement with Brian Berson, substantially in the form attached hereto as Exhibit A.

9.1.9 Resignations

Buyer shall have received the resignations of all of the officers and directors of the Company.

9.1.10 Opinion of Counsel

Buyer shall have received an opinion dated the Closing Date of Gray Cary Ware & Freidenrich LLP, counsel to the Company, in a form agreed upon by the parties.

9.1.11 Sale of 100% of the Shares

Buyer shall have received delivery of 100% of the Shares, with duly executed stock powers.

9.2	Conditions to Obligation of Sellers and the Company

The obligation of each Seller and the Company to consummate the Transaction are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by each Seller or the Company, as applicable, to the extent permitted by applicable law.

9.2.1 Representations and Warranties True

The representations and warranties of Buyer contained in Article 6 (or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of Buyer pursuant to this Agreement) shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent they relate to the date of this Agreement or any other particular date).

9.2.2 Performance

Buyer shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by Buyer prior to or at the time of the Closing including, but not limited to, execution and/or delivery of the documents and funds specified in Section 3.3.

9.2.3 Buyer’s Bring-Down Certificate

Buyer shall have delivered to each Seller a certificate, dated the Closing Date, signed by the Chief Executive Officer of Buyer certifying as to the fulfillment by Buyer of the conditions specified in Sections 9.2.1 and 9.2.2 (“Buyer’s Bring-Down Certificate”).

9.2.4 No Order or Proceeding

No Order shall be outstanding, and no Proceeding shall be pending, threatened or anticipated against Buyer or any Seller which would prohibit, invalidate or attempt to enjoin, or materially adversely affect, the Transaction.

9.2.5 Permits and Consents

All Permits and Consents, if any, described with reference to Section 6.2.4 shall have been obtained.

9.2.6 Employment Agreement

Buyer shall have entered into an Employment Agreement with Brian Berson, substantially in the form attached hereto as Exhibit A.

9.2.7 Opinion of Counsel

Sellers shall have received an opinion dated the Closing Date of Ater Wynne LLP, counsel to the Buyer, in a form agreed upon by the parties.

ARTICLE 10.

Post-Closing Covenants

10.1	Transition Period of Employment

Buyer shall offer a 30-day, 60-day, or 90-day (the number of days shall be in the sole discretion of Buyer) “transition” period of employment with Buyer to all Persons who were Employees listed on Schedule 10.1(which Schedule 10.1 shall be prepared as of the Closing and mutually agreed upon by Buyer and the Company) and whose employment with the Company shall be terminated at the end of the “transition period”. Buyer shall be responsible for payment of wages and benefits to such Persons during this “transition” period of employment. The Company shall reserve as a liability on the Closing Date Balance Sheet, an amount equal to the severance pay and accrued benefits for the Employees listed on Schedule 10.1. The amount of severance pay and accrued benefits for each such Employee shall be set forth on Schedule 10.1. Upon the termination date of such Employees, Buyer shall be responsible for payment of the severance pay and accrued benefits in an amount equal to that set forth on Schedule 10.1, plus any benefits accrued during the “transition” period of employment. In the event that any Employee on Schedule 10.1 is not terminated within 90 days from the Closing Date, then the amount reserved for such Employee shall be cancelled and shall be released to Sellers on a pro rata basis.

10.2	Marin County Office

Buyer will maintain the Company’s current office in Marin County for a period of at least 24 months from the Closing Date; provided, however, that Buyer shall have the right to close the Marin County office at any time after Closing, including during such 24 month period, in the event (i) Brian Berson’s employment with Buyer is terminated for any reason, or (ii) if the Buyer determines in its sole discretion that there is an adverse change in the Business or in Buyer’s business or that an adverse business condition has occurred with respect to the Business or Buyer’s business.

ARTICLE 11.

Restrictive Covenants

11.1	Confidentiality

11.1.1 Each Seller has had access to, and has gained knowledge with respect to the Company, and its trade secrets, financial results and information, processes and techniques, plans, research, designs, concepts, methods of doing business and information concerning customers and suppliers, and other valuable and confidential information, which is not generally known to the public (the “Confidential Information”). The parties acknowledge that unauthorized disclosure or use of the Confidential Information following the date of this Agreement may cause irreparable damage to Buyer and/or the Company. The parties also agree that covenants by each Seller not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of the Company. Accordingly, each Seller agrees that such Seller shall not use or disclose directly or indirectly or cause or permit to be used or disclosed any Confidential Information obtained by such Seller while he was an Affiliate of the Company.

11.1.2 Nothing in Section 11.1.1 shall prevent any Seller from using or disclosing any such Confidential Information (i) as counsel to such Seller advises must be used or disclosed in connection with ongoing litigation or pursuant to applicable law, notice of which disclosure shall be promptly delivered to Buyer, (ii) to governmental agencies, including taxing authorities, or (iii) to such Seller’s legal, financial or other representatives for purposes of evaluating this Agreement. The term “Confidential Information” shall not include information which is or becomes published or otherwise available in the public domain.

11.2	Remedies

Each Seller acknowledges that Buyer and/or the Company may suffer damages incapable of ascertainment in the event the provisions of this Article 11 are breached and that they may be irreparably damaged in the event that the provisions of this Article 11 are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of any provision of this Article 11, each Seller agrees and consents that, in addition to any and all other remedies available to Buyer and/or the Company, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of any provision of this Article 11.

ARTICLE 12.

Termination, Amendment and Waiver

12.1	Termination

This Agreement may be terminated at any time prior to the Closing Date:

12.1.1 By mutual consent of Buyer and each Seller;

12.1.2 By either Buyer or the Sellers if Closing of the Transaction shall not have occurred on or before July 30, 2003 (provided the terminating party is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

12.1.3 By Buyer if any of the conditions specified in Section 9.1 has not been met or waived by Buyer at such time as such condition is no longer capable of satisfaction (provided Buyer is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement, which breach is the direct and proximate cause of the failed condition);

12.1.4 By Sellers if any of the conditions specified in Section 9.2 has not been met or waived by Sellers at such time as such condition is no longer capable of satisfaction (provided neither Sellers nor the Company is otherwise in material breach of its respective representations, warranties, covenants or agreements under this Agreement, which breach is the direct and proximate cause of the failed condition);

12.1.5 By Buyer if there has been a material breach on the part of any Seller or the Company of any representation, warranty, covenant or agreement by such Seller or the Company set forth in this Agreement, which breach, if capable of cure, has not been cured within 15 business days following receipt by such Seller of written notice of such breach;

12.1.6 By Sellers if there has been a material breach on the part of Buyer of any representation, warranty, covenant or agreement by Buyer set forth in this Agreement, which breach, if capable of cure, has not been cured within 15 business days following receipt by Buyer of written notice of such breach; and

12.1.7 By either Buyer or Sellers upon written notice given in compliance with Section 14.3 below if any Governmental Authority of competent jurisdiction shall have issued a final permanent Order enjoining or otherwise prohibiting the consummation of the Transaction and, in any such case the time for appeal or petition for reconsideration of such Order shall have expired without such appeal or petition being granted.

12.2	Effect of Termination

In the event of termination of this Agreement by either Buyer or Sellers as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of Buyer, any Seller or the Company or their respective officers or directors; provided, however, that (i) Sections 11.1 and 11.2, this Section 12.2, and the provisions of Article 14 shall survive the termination, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement prior to the date of termination.

12.3	Amendment

This Agreement may be amended only by an instrument in writing signed on behalf of each of the parties hereto.

12.4	Waiver

At any time prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any documents delivered pursuant hereto by any other party and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such extension or waiver shall be effective only in the particular instance in which it is given.

ARTICLE 13.

Survival and Indemnification

13.1	Survival of Representations, Warranties, Covenants and Agreements

All representations and warranties by Sellers and the Company contained in this Agreement shall survive the Closing Date for a period of one year.

13.2	Stockholders’ Representative

Brain Berson shall be constituted and appointed as agent (the “Stockholders’ Representative”) for and on behalf of the Sellers to give and receive notices and communications, to authorize delivery to Buyer of amounts out of the Escrow Amount in satisfaction of claims of Losses by Buyer, to dispute such deliveries, to make claims on behalf of Sellers pursuant to this Article 13, to agree to, negotiate, enter into settlements and compromises of, and demand mediation and comply with orders of courts and awards of mediators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing.

13.3	The Escrow Amount

The Escrow Amount shall be placed in an interest-bearing account at Silicon Valley Bank. The Escrow Amount shall be held in such account, subject to Article 13 hereof, until the expiration of the Claims Period. Within five (5) days after the termination of the Claims Period, upon the mutual consent of Buyer and Stockholders’ Representative, their respective portions of the Escrow Amount, less amounts delivered to Buyer in accordance with this Article 13 in satisfaction of indemnification claims, shall be released to Sellers.

13.4	Indemnification of Buyer

From, out of, and to the extent of the resources represented by the Escrow Amount, Buyer shall be indemnified and held harmless from, against and in respect to, any Loss suffered or incurred or to be suffered or incurred by Buyer by reason of (i) a breach of any representation or warranty by any Seller or the Company contained in this Agreement, (ii) the nonfulfillment of any covenant or agreement by any Seller or the Company contained in this Agreement, (iii) any post-termination claim made by an Employee for severance pay and accrued benefits with respect to such Employee’s pre-Closing employment with the Company in excess of the amount reserved on the Closing Date Balance Sheet for severance pay and accrued benefits, and (iv) all Proceedings incident to any of the foregoing.

13.5	Notification and Defense of Claims or Actions

13.5.1 If Buyer proposes to assert its right to be indemnified under this Article 13 with respect to a Loss that does not involve a claim or demand being asserted by a third party, Buyer shall, promptly submit a written notice to the Stockholders’ Representative setting forth in summary form the facts as then known which form the basis for the claim for indemnification, and the amount of the Loss (“Indemnification Notice”). The Stockholders’ Representative shall have 20 days (the “Dispute Period”) from the receipt of an Indemnification Notice to notify Buyer in writing if Stockholders’ Representative disputes Buyer’s claim for indemnification. If Stockholders’ Representative does not provide Buyer with written notice of any such dispute within the Dispute Period, thereafter, Buyer shall be entitled to withdraw the amount of the Loss specified in the Indemnification Notice from the Escrow Amount. If the Stockholders’ Representative disputes Buyer’s claim for indemnification within the Dispute Period, then Buyer and Stockholders’ Representative shall negotiate in good faith to reach a resolution of such dispute. If the Buyer and Stockholders’ Representative are unable to resolve the dispute by reasonable discussion, the parties shall engage the services of a professional mediator and attempt in good faith to reach a consensual solution. If the Buyer and Stockholders’ Representative are unable to agree upon the identity of a mediator, either party may request the appointment of a mediator by the Arbitration Service of Portland, Inc., or comparable dispute resolution service. Each party shall pay all of its own attorneys’ fees, if any, and expenses related to the mediation and one-half of the mediator’s fees.

13.5.2 If Buyer proposed to assert its right to be indemnified under this Article 13 with respect to a Loss that is based on a claims, demands or actions by third parties, Buyer shall, within five (5) days after the receipt of notice of the commencement of any Proceeding against it in respect of which a claim for indemnification is to be made, notify the Stockholders’ Representative in writing of the commencement of such Proceeding, enclosing a copy of all papers served. In connection with any Proceeding in which any Seller or Sellers is a party, such Seller or Sellers, or the Stockholders’ Representative shall be entitled to participate therein, and may assume the defense thereof with counsel satisfactory to Buyer. Notwithstanding the assumption of the defense of any such Proceeding by any Seller or Sellers, or Stockholders’ Representative, Buyer shall have the right to employ separate counsel, at Buyer’s expense, and to participate in the defense of such Proceeding. If Buyer retains the defense of such Proceeding, Buyer shall deliver to the Stockholders’ Representative, within five (5) days after receipt by Buyer, copies of all further notices relating to such claim. Buyer shall not settle or compromise any claim or consent to entry of any judgment that does include an unconditional release from all liabilities with respect to such claim without the written consent of the Stockholders’ Representative, which consent will not be unreasonably withheld. The Sellers, or the Stockholders’ Representative, as applicable, shall cooperate fully with Buyer in connection with the Buyer’s defense against any such third party claims.

13.5.3 Buyer must initiate any claim for indemnification hereunder by providing Stockholders’ Representative with an Indemnification Notice prior to the expiration of the Claims Period.

13.6	Reliance

No disclosure by any Seller or the Company, nor any investigation made by or on behalf of Buyer, shall be deemed to affect Buyer’s reliance on the respective representations and warranties, covenants and agreements contained in this Agreement and shall not effect a waiver of Buyer’s rights to indemnification as herein provided for the breach of any of said representations and warranties, the nonfulfillment of any covenant or agreement, or any Proceeding incident thereto.

13.7	Sole and Exclusive Remedy

Except with respect to fraud, willful misconduct or bad faith by the Company or the Sellers, the indemnification provisions of this Article 13 shall constitute the sole and exclusive remedy of the parties hereto for recovery of Losses, and the parties hereby waive any other remedy which they or any other person may have at law or equity with respect thereto.

ARTICLE 14.

General Provisions

14.1	Expenses

Each party shall bear all expenses incurred by such party (before or after the Closing) in connection with the Transaction, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by such party. Notwithstanding the foregoing, if Working Capital is less than $1,100,000 on the Closing Balance Sheet, Buyer will credit Working Capital for an amount equal to the Company’s legal fees incurred directly as a result of the Transaction; provided, however, that such credit shall be limited to an aggregate of $30,000.

14.2	Public Announcements

The parties will not make any public announcement or otherwise divulge the terms or existence of the Transaction and this Agreement (other than to each party’s legal, tax and other advisors or such employees at Buyer or the Company who also agree to be bound by this provision) regarding the transaction prior to Closing unless required to do so by applicable law or regulations (in which event, however, the party so required to make such announcement will provide advance written notice to the other party regarding the reason for and content of such required announcement); provided, however, that Celartem Technology, Inc., an affiliate of the Buyer shall be entitled to make such a public announcement prior to Closing. To the extent reasonably requested by any party, each party will after the Closing consult with and provide reasonable cooperation to the others in connection with the issuance of any press releases or other public documents describing the Transaction.

14.3	Notices, Etc.

All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or seven (7) days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

If to Buyer:

Craig Keudell, Chief Executive Officer

Extensis, Inc.

1800 SW First Ave # 500

Portland, OR 97201

Telephone: (503) 290-0397

Facsimile: (503) 274-0530

With a Copy To:

Brenda L. Meltebeke

Ater Wynne LLP

222 SW Columbia, Suite 1800

Portland, OR 97201-6618

Telephone: (503) 226-1191

Facsimile: (503) 226-0079

If to Company:

DiamondSoft, Inc.

1050 Redwood Highway

Mill Valley, CA 94941

With a Copy To:

Gray Cary Ware & Freidenrich LLP

153 Townsend Street, Suite 800

San Francisco, CA 94107

Telephone: (415) 836-2500

Facsimile: (415) 836-2501

Attn: Pamela B. Burke

If to Sellers:

To the Stockholders’ Representative at his address listed on Schedule 2.1(i)

With a Copy To:

Gray Cary Ware & Freidenrich LLP

153 Townsend Street, Suite 800

San Francisco, CA 94107

Telephone: (415) 836-2500

Facsimile: (415) 836-2501

Attn: Pamela B. Burke

or to such other address as such party shall have designated by notice so given to each other party.

14.4	Attorneys’ Fees

If a Proceeding is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees incurred in connection with such Proceeding as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys’ fees as fixed by the appellate court.

14.5	Severability

If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

14.6	No Third-Party Beneficiaries

Subject to Section 14.9.2 below, this Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

14.7	Jurisdiction

Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Oregon, or, if such court does not have jurisdiction over such matter, to the applicable state court in Multnomah County, Oregon (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto consents to service of process in any Proceeding through the procedures provided for notice in this Agreement.

14.8	Governing Law

This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Oregon, without regard to principles of conflict of laws.

14.9	Assignment and Binding Effect

14.9.1 No party shall have the right to assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall any permitted assignment by any Seller, the Company or Buyer of its respective rights or obligations under this Agreement, whether before or after the Closing, release any Seller, the Company or Buyer from its respective liabilities and obligations hereunder.

14.9.2 Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

14.10	Entire Agreement

This Agreement (including the exhibits and schedules hereto and the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the Confidentiality Agreement).

14.11	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all, the parties hereto.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

BUYER:	EXTENSIS, INC.

	By:	/s/ Craig Keudell
Craig Keudell, Chief Executive Officer

THE COMPANY:	DIAMONDSOFT, INC.

	By:	/s/ Brian Berson
Brian Berson, President

SELLERS:	/s/ Brian Berson
Brian Berson

BITSTREAM, INC.

	By:	/s/ Charles Ying
Charles Ying, CEO

SCHEDULE 2.1(i)

Shares to be Transferred

Seller	Number of Shares Owned			Portion of Closing Date Payment
Brian Berson	652,500		Common Stock	$
[address]
_____________________
Bitstream, Inc.	20,670		Series A	$
[address]	21,010		Series A
_____________________	25,642		Series A
	250,000		Series A
	19,090		Series A
	38,760		Series A
	40,000		Series A

TOTAL	415,172	*

*	All 415,172 shares of Series A Preferred Stock will be converted to Common Stock at a conversion ratio of one-to-one.

SCHEDULE 2.1(ii)

List of Option Holders

Name of Option Holder	Total Options	No. of Options Vested
Gordon Cavanaugh	30,000	22,500
Mark Cirino	5,000	1,666
William Sohne	30,000	7,500
Scott Geiger	30,000	1,875
Clifford Kaplan	40,000	40,000